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                                  UNITED STATES
                   SECURITI SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
             Information to be included in Statements filed pursuant
    To Rules 13d-1(b),(c), and (d) and Amendments thereto filed pursuant to
                                 Rule 13d-2(b)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)*

                           OMNI Energy Services Corp.
                           --------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   68210 T1 09
                                   -----------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

|X|  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (CONTINUED ON FOLLOWING PAGES)

                                 SCHEDULE 13G/A

CUSIP No. 68210T109                                            PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dennis Sciotto
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                5.  SOLE VOTING POWER
  NUMBER OF
                    791,000
   SHARES      -----------------------------------------------------------------
                6.  SHARED VOTING POWER
BENEFICIALLY
                    32,682
OWNED BY EACH  -----------------------------------------------------------------
                7.  SOLE DISPOSITIVE POWER
  REPORTING
                    791,000
   PERSON      -----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER
    WITH
                    32,682
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     823,682
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               PAGE 3 OF 5 PAGES

ITEM 1(a).        NAME OF ISSUER:
                  OMNI Energy Services Corp.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  4500 N.E. Evangeline Thruway, Carencro, LA 70520


ITEM 2(a).        NAME OF PERSON FILING
                  Dennis Sciotto

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 7315 El Fuerte Street, Carlsbad, CA 92009

ITEM 2(c).        CITIZENSHIP
                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES
                  Common Stock

ITEM 2(e).        CUSIP NO.
                  68210 T1 09

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                  N/A

ITEM 4.           OWNERSHIP

                  (a)      Amount beneficially owned: 823,682
                  (b)      Percent of class: 7.1%
                  (c)      Number of shares as to which such person has
                           (i)      sole power to vote or to direct the vote:
                                    791,000
                           (ii)     shared power to vote or to direct the vote:
                                    32,682
                           (iii) sole power to dispose or to direct the disposition: 791,000
                           (iv) shared power to dispose or to direct the disposition: 32,682

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON
                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  N/A

                                                               PAGE 4 OF 5 PAGES


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  N/A

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired an are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                               PAGE 5 OF 5 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 11, 2005

                                             By: /s/ Dennis Sciotto
                                                --------------------------------
                                                Dennis Sciotto